Letter Re: Unaudited Interim Financial Information



Aetna Life Insurance and Annuity Company
Hartford, Connecticut

Ladies and Gentlemen:

With respect to the registration statement No. 333-24645 on Post-Effective Amendment No. 1 on Form S-2, we acknowledge our awareness of the use therein of our reports dated May 5, 1997, August 4, 1997 and November 3, 1997 related to our reviews of interim financial information of Aetna Life Insurance and Annuity Company.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                                       /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
November 14, 1997